Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Dex Media, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 33-127939, 33-126173, 33-44551, 33-56289, 33-64317, 333-46615, 333-59790, 333-65822, 333-75539, 333-75541, 333-75543, 333-91613 and 333-131408) on Form S-8 of R.H. Donnelley Corporation of our report dated March 15, 2006, with respect to the consolidated balance sheets of Dex Media, Inc. and subsidiairies as of December 31, 2005 and 2004, and the related consolidated statements of operations, cash flows, and changes in stockholders’ equity and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2005, which report is incorporated by reference in the Form 8-K/A filed by R.H. Donnelley Corporation on April 18, 2006.
/s/ KPMG LLP
Denver, Colorado
April 14, 2006

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